EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this amended Registration Statement of Evil Empire Designs, Inc. (the “Company”) on Form S-1 of our report dated May 2, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the balance sheets as of December 31, 2017 and 2018, and the statements of operations, stockholders' deficit and cash flows for each of the two years ended December 31, 2018, which report appears in the Prospectus, which is part of this amended Registration Statement.

We also consent to the reference to us under the caption “Experts” in the amended Registration Statement.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ

June 26, 2019